Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Third Quarter Financial Results

McKINNEY, Texas, October 22, 2018 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $35.7 million, or $1.17 per diluted share, for the quarter ended September 30, 2018 compared to $23.5 million, or $0.84 per diluted share, for the quarter ended September 30, 2017 and $29.6 million, or $1.02 per diluted share, for the quarter ended June 30, 2018.
For 2018, net income and earnings per share were positively impacted by the 14% reduction of the corporate U.S. statutory federal tax rate from 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act (TCJA), which became effective January 1, 2018.

Highlights

•	Adjusted (non-GAAP) net income was $36.6 million, or $1.20 per diluted share, compared to $32.2 million, or $1.11 per diluted share, for second quarter 2018

•	Net interest income increased 9.3% compared to second quarter 2018

•	Adjusted (non-GAAP) return on average assets and return on average equity increased to 1.45% and 9.34%, respectively

•	Continued strong credit quality metrics with nonperforming assets of 0.16%

•	Successfully completed the operational conversion of Integrity Bank

Independent Bank Group Chairman and CEO David R. Brooks said, “We are pleased to report another solid quarter of financial performance, with continued record earnings, return on assets and return on equity. We are particularly pleased to report a significant increase in net interest income even with the expected moderation in our loan growth.” Brooks continued, “Our credit metrics continue to be strong and asset quality remains the foundation of our company. We look forward to completing the Guaranty Bancorp transaction and a strong finish to the year."

Third Quarter 2018 Operating Results

Net Interest Income

•
Net interest income was $86.3 million for third quarter 2018 compared to $72.9 million for third quarter 2017 and $78.9 million for second quarter 2018. The increase in net interest income from the previous year was primarily due to increased average loan balances resulting from organic growth for the year over year period as well as loans acquired in the Integrity Bancshares acquisition in second quarter 2018. The net increase from the linked quarter was due to increased average loan balances with higher interest rates resulting from organic growth and a rising rate environment.

•
The average balance of total interest-earning assets grew by $1.2 billion and totaled $8.7 billion at September 30, 2018 compared to $7.5 billion at September 30, 2017 and grew $722.3 million compared to $8.0 billion at June 30, 2018. The increase from the prior year and the linked quarter was due primarily to organic growth as well as $718.9 million in earning assets acquired in the Integrity transaction.

•
The yield on interest-earning assets was 4.99% for third quarter 2018 compared to 4.47% for third quarter 2017 and 4.89% for second quarter 2018. The increase from the prior year and linked quarter was due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods. In addition, the increase from prior year was due to loans and taxable securities acquired in the Integrity transaction, which had higher effective interest rates.

•
The cost of interest bearing liabilities, including borrowings, was 1.47% for third quarter 2018 compared to 0.84% for third quarter 2017 and 1.27% for second quarter 2018. The increases from the prior year and linked quarter were primarily due to higher rates offered on our deposits, primarily commercial money market accounts and certificates of deposit, resulting both from market competition and general increases in interest rates on deposit products tied to Fed Funds rates. In addition, rate increases on short-term FHLB advances and junior subordinated debt impacted net interest income.

•
The net interest margin was 3.94% for third quarter 2018 compared to 3.85% for third quarter 2017 and 3.97% for second quarter 2018. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.89% for third quarter 2018 compared to 3.80% for third quarter 2017 and 3.93% for second quarter 2018. The increase in the net interest margin from the prior year was primarily due to the multiple increases in the Fed Funds target rate as well as earning assets shifting from cash to loans. The decrease from the linked quarter is primarily related to the aforementioned changes in our deposit rates increasing at a faster pace than our interest earning asset rates.

Noninterest Income

•	Total noninterest income increased $619 thousand compared to third quarter 2017 and increased $2.6 million compared to second quarter 2018.

•
The increase from the prior year is due primarily to a $542 thousand net increase in mortgage banking revenue as a result of the mortgage hedging strategy initiated in July 2018 which generated $1.6 million of income during third quarter 2018. This increase was offset by a decrease in mortgage sales volume for the year over year period resulting from a decrease in market demand related to rising interest rates over the same period.

•
The increase from the linked quarter primarily reflects increases of $1.5 million in mortgage banking revenue as explained above and $744 thousand in other noninterest income primarily resulting from increases in correspondent bank earnings credits of $232 thousand, merchant income of $171 thousand and miscellaneous income of $214 thousand.

Noninterest Expense

•	Total noninterest expense increased $4.8 million compared to third quarter 2017 and increased $3.5 million compared to second quarter 2018.

•
The increase in expense compared to third quarter 2017 is due primarily to increases of $4.4 million in salaries and benefits and $1.4 million in other noninterest expense, offset by decreases of $917 thousand in other real estate impairment expenses and $746 thousand in acquisition expenses. The increase in salaries and benefits from prior year is primarily due to additional headcount related to both the Integrity acquisition as well as organic growth during the year. The increase in other noninterest expense is primarily due to higher deposit and loan-related expenses as well as an increase in advertising expense and charitable contributions for the year over year period. Acquisition expenses were elevated in third quarter 2017 due to professional fees and contract termination fees incurred related to restructuring the acquired Carlile branch system.

•
The increase from the linked quarter is primarily related to increases of $3.3 million in salaries and benefits, $595 thousand in occupancy expenses, $522 thousand in data processing, and $391 thousand in other noninterest expenses, offset by a decrease of $1.8 million in acquisition-related expenses. The overall increase in salaries and benefits, occupancy and data processing from the linked quarter is reflective of retention and conversion bonuses paid in third quarter 2018 as well as three months of expenses in third quarter 2018 compared to one month in second quarter related to additional headcount, branch locations and accounts acquired in the Integrity acquisition. Acquisition expense was elevated in the linked quarter primarily due to professional fees and accrued termination and conversion-related expenses related to the Integrity transaction and professional fees related to the pending Guaranty transaction.

Provision for Loan Losses

•
Provision for loan loss was $1.5 million for third quarter 2018, a decrease of $348 thousand compared to $1.9 million for third quarter 2017 and a decrease of $1.2 million compared to the second quarter 2018. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period. The decrease in the provision for loan loss was due to the more moderate loan growth and continued strong credit metrics experienced in third quarter 2018.

•
The allowance for loan losses was $42.2 million, or 0.56% of total loans at September 30, 2018, compared to $37.8 million, or 0.61% of total loans at September 30, 2017, and compared to $43.3 million, or 0.58% of total loans, at June 30, 2018. The dollar increase from prior year is primarily due to additional general reserves for organic loan growth. The dollar amount of the allowance for loan loss and the allowance for loan loss as a percentage of loans decreased from the linked quarter is primarily due to a $2.5 million partial charge-off on an energy credit relationship that was fully reserved prior to third quarter 2018. In addition. the decrease in the allowance for loan losses as a percentage of loans from prior periods reflects that loans acquired in the Integrity transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $9.1 million was recorded for the quarter ended September 30, 2018, an effective rate of 20.4% compared to tax expense of $11.7 million and an effective rate of 33.2% for the quarter ended September 30, 2017 and tax expense of $7.5 million and an effective rate of 20.2% for the quarter ended June 30, 2018. The lower tax rate in second and third quarter 2018 is primarily due to the reduction of the corporate U.S. statutory federal income tax rate from 35% to 21% as a result of the TCJA.

Third Quarter 2018 Balance Sheet Highlights:

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $7.6 billion at September 30, 2018 compared to $7.5 billion at June 30, 2018 and $6.2 billion at September 30, 2017. Loans held for investment increased $74.1 million, or 1.0% for the quarter. Loans held for investment increased $1.3 billion from September 30, 2017, or 21.3%, $651.8 of which was acquired in the Integrity acquisition, offset by $98.9 million in loans sold with the branch sale in fourth quarter 2017, and $775.0 million of which was organic growth. Loans have grown organically 12.6%, annualized, from December 31, 2017. Organic loan growth for the third quarter was 3.9% on an annualized basis.

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Average mortgage warehouse purchase loans were $136.1 million for the quarter ended September 30, 2018 compared to $124.0 million for the quarter ended June 30, 2018, representing an increase of $12.1 million, or 9.8% for the quarter, and compared to $120.8 million for the quarter ended September 30, 2017, an increase of $15.3 million, or 12.7% year over year. The change from the linked quarter and prior year quarter is reflective of mortgage loan market activity during the respective periods.

•
Commercial real estate (CRE) loans were $4.0 billion at September 30, 2018 compared to $3.9 billion at June 30, 2018 and $3.3 billion at September 30, 2017, or 51.7%, 51.4% and 50.9% of total loans, respectively.

Asset Quality

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Total nonperforming assets decreased to $15.4 million, or 0.16% of total assets at September 30, 2018, from $16.9 million, or 0.17% of total assets at June 30, 2018, and decreased from $25.0 million, or 0.28% of total assets at September 30, 2017.

•
Total nonperforming loans decreased to $10.7 million, or 0.14% of total loans at September 30, 2018, from $12.6 million, or 0.17% of total loans at June 30, 2018, and decreased from $14.7 million, or 0.24% of total loans at September 30, 2017.

•
The net decrease in nonperforming assets and nonperforming loans from the linked quarter is primarily due to a partial charge-off of an energy nonaccrual loan relationship that had been fully reserved prior to third quarter 2018 totaling $2.5 million, offset by the addition of a commercial loan placed on nonaccrual status totaling $991 thousand.

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The decrease in nonperforming assets from the prior year is primarily due to dispositions in other real estate owned totaling $5.5 million in addition to the above mentioned net nonaccrual activity in third quarter 2018. The decrease in nonperforming loans from the prior year is primarily due to the above mentioned nonaccrual activity in addition to net nonaccrual dispositions of $3.3 million for the year over year period.

•
Charge-offs were 0.14% annualized in the third quarter 2018 compared to 0.08% annualized in the linked quarter and less than 0.01% annualized in the prior year quarter. The increase in the third quarter 2018 charge-offs was primarily a result of the $2.5 million charge-off as mentioned above.

Deposits and Borrowings

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Total deposits were $7.8 billion at September 30, 2018 compared to $7.5 billion at June 30, 2018 and compared to $6.9 billion at September 30, 2017. The increase in deposits from the prior year is primarily due to $593 million in deposits acquired in the Integrity transaction in addition to organic growth. The increase in deposits from the linked quarter is due to organic growth in promotional deposit products and specialty treasury deposits.

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Total borrowings (other than junior subordinated debentures) were $482.2 million at September 30, 2018, a decrease of $405.5 million from June 30, 2018 and a decrease of $201.3 million from September 30, 2017. The change in the linked quarter reflects the use of short term FHLB advances as needed for liquidity and balance sheet management. The change in the prior year is due to aforementioned change in FHLB advances and the issuance of $29.3 million, net of issuance costs, of 5.0% fixed to floating rate subordinated debentures issued in fourth quarter 2017.

Capital

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Book value and tangible book value per common share (non-GAAP) increased to $51.42 and $26.21, respectively, at September 30, 2018 compared to $50.49 and $25.23, respectively, at June 30, 2018 and compared to $46.09 and $22.57, respectively, at September 30, 2017. The increase from prior year is due to the retention of earnings, the additional capital from the Integrity acquisition in second quarter 2018 and the issuance of common stock in fourth quarter 2017. The increase from the linked quarter is due to the retention of earnings.

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Independent Bank Group is well capitalized under regulatory guidelines. At September 30, 2018, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.92%, 9.20%, 10.29% and 12.49%, respectively, compared to 9.31%, 9.71%, 9.67%, and 11.85%, respectively at June 30, 2018.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2018 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2018 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 23, 2018 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/m6/p/563bt9r7, or by calling 1-877-303-7611 and by identifying the conference ID number 2371657. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from October 23, 2018 through November 1, 2018 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended September 30, 2018 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, us, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally; (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 27, 2018, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Selected Income Statement Data
Interest income	$109,289	$97,082	$88,114	$87,420	$84,672
Interest expense	23,021	18,173	14,147	12,166	11,815
Net interest income	86,268	78,909	73,967	75,254	72,857
Provision for loan losses	1,525	2,730	2,695	1,897	1,873
Net interest income after provision for loan losses	84,743	76,179	71,272	73,357	70,984
Noninterest income	12,749	10,133	9,455	13,579	12,130
Noninterest expense	52,655	49,158	44,958	49,553	47,904
Income tax expense	9,141	7,519	6,805	18,190	11,696
Net income	35,696	29,635	28,964	19,193	23,514
Adjusted net income (1)	36,593	32,239	29,231	25,313	24,829

Per Share Data (Common Stock)
Earnings:
Basic	$1.17	$1.02	$1.02	$0.69	$0.85
Diluted	1.17	1.02	1.02	0.68	0.84
Adjusted earnings:
Basic (1)	1.20	1.11	1.03	0.91	0.89
Diluted (1)	1.20	1.11	1.03	0.90	0.89
Dividends	0.14	0.14	0.12	0.10	0.10
Book value	51.42	50.49	47.76	47.28	46.09
Tangible book value (1)	26.21	25.23	24.37	23.76	22.57
Common shares outstanding	30,477,648	30,468,413	28,362,973	28,254,893	27,804,877
Weighted average basic shares outstanding (3)	30,473,603	29,065,426	28,320,792	27,933,201	27,797,779
Weighted average diluted shares outstanding (3)	30,563,717	29,157,817	28,426,145	28,041,371	27,901,579

Selected Period End Balance Sheet Data
Total assets	$9,891,464	$10,017,037	$8,811,014	$8,684,463	$8,891,114
Cash and cash equivalents	290,170	447,049	398,102	431,102	763,017
Securities available for sale	760,995	791,065	762,662	763,002	747,147
Loans held for sale	27,730	30,056	28,017	39,202	25,854
Loans held for investment, excluding mortgage warehouse purchase loans	7,554,124	7,479,977	6,527,681	6,309,549	6,226,343
Mortgage warehouse purchase loans	150,267	164,790	124,700	164,694	138,561
Allowance for loan losses	42,166	43,308	41,960	39,402	37,770
Goodwill and core deposit intangible	768,317	769,630	663,371	664,702	653,899
Other real estate owned	4,610	4,200	5,463	7,126	10,189
Noninterest-bearing deposits	2,235,377	2,170,639	1,836,929	1,907,770	1,939,342
Interest-bearing deposits	5,547,475	5,362,766	4,957,731	4,725,052	4,933,289
Borrowings (other than junior subordinated debentures)	482,207	887,724	617,636	667,578	683,492
Junior subordinated debentures	27,803	27,753	27,704	27,654	27,604
Total stockholders' equity	1,567,184	1,538,269	1,354,699	1,336,018	1,281,460

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Selected Performance Metrics
Return on average assets	1.41%	1.30%	1.35%	0.87%	1.07%
Return on average equity	9.11	8.38	8.72	5.79	7.33
Return on tangible equity (4)	18.01	16.49	17.19	11.72	15.12
Adjusted return on average assets (1)	1.45	1.41	1.37	1.15	1.13
Adjusted return on average equity (1)	9.34	9.12	8.80	7.64	7.74
Adjusted return on tangible equity (1) (4)	18.47	17.94	17.34	15.46	15.96
Net interest margin	3.94	3.97	4.00	3.97	3.85
Adjusted net interest margin (2)	3.89	3.93	3.96	3.84	3.80
Efficiency ratio	51.64	53.64	52.30	54.29	54.71
Adjusted efficiency ratio (1)	49.77	49.50	51.40	50.06	51.19

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.16%	0.17%	0.23%	0.26%	0.28%
Nonperforming loans to total loans held for investment (6)	0.14	0.17	0.23	0.24	0.24
Nonperforming assets to total loans held for investment and other real estate (6)	0.20	0.23	0.31	0.36	0.40
Allowance for loan losses to non-performing loans	395.37	344.70	281.20	255.62	257.76
Allowance for loan losses to total loans held for investment (6)	0.56	0.58	0.64	0.62	0.61
Net charge-offs to average loans outstanding (annualized)	0.14	0.08	0.01	0.02	—

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.92%	9.31%	9.59%	9.61%	9.17%
Estimated tier 1 capital to average assets	9.20	9.71	9.18	8.92	8.30
Estimated tier 1 capital to risk-weighted assets	10.29	9.67	10.00	10.05	9.60
Estimated total capital to risk-weighted assets	12.49	11.85	12.48	12.56	11.72
Total stockholders' equity to total assets	15.84	15.36	15.38	15.38	14.41
Tangible common equity to tangible assets (1)	8.76	8.31	8.49	8.37	7.62
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $1,051, $954, $739, $2,463 and $905, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$103,104	$79,325	$277,993	$208,263
Interest on taxable securities	3,840	2,539	10,244	5,606
Interest on nontaxable securities	1,103	1,124	3,475	2,657
Interest on interest-bearing deposits and other	1,242	1,684	2,773	3,968
Total interest income	109,289	84,672	294,485	220,494
Interest expense:
Interest on deposits	17,380	8,033	40,006	20,043
Interest on FHLB advances	3,121	1,749	7,854	4,271
Interest on repurchase agreements and other borrowings	2,100	1,716	6,299	5,137
Interest on junior subordinated debentures	420	317	1,182	819
Total interest expense	23,021	11,815	55,341	30,270
Net interest income	86,268	72,857	239,144	190,224
Provision for loan losses	1,525	1,873	6,950	6,368
Net interest income after provision for loan losses	84,743	70,984	232,194	183,856
Noninterest income:
Service charges on deposit accounts	3,589	3,677	10,607	9,364
Mortgage banking revenue	5,111	4,569	12,134	10,855
Gain on sale of loans	—	351	—	351
Loss on sale of branch	—	(127)	—	(127)
Gain (loss) on sale of other real estate	95	—	213	(36)
(Loss) gain on sale of securities available for sale	(115)	—	(349)	52
Gain (loss) on sale of premises and equipment	220	(21)	123	(15)
Increase in cash surrender value of BOLI	831	778	2,328	1,959
Other	3,018	2,903	7,281	5,305
Total noninterest income	12,749	12,130	32,337	27,708
Noninterest expense:
Salaries and employee benefits	30,114	25,684	82,072	69,610
Occupancy	6,613	6,380	18,295	16,399
Data processing	2,989	2,546	7,861	6,449
FDIC assessment	760	1,077	2,213	3,156
Advertising and public relations	583	380	1,300	994
Communications	810	771	2,544	2,098
Other real estate owned expenses, net	62	61	271	223
Impairment of other real estate	—	917	85	1,037
Core deposit intangible amortization	1,519	1,409	4,243	3,311
Professional fees	1,175	1,273	3,427	3,212
Acquisition expense, including legal	1,682	2,428	5,671	8,247
Other	6,348	4,978	18,789	12,524
Total noninterest expense	52,655	47,904	146,771	127,260
Income before taxes	44,837	35,210	117,760	84,304
Income tax expense	9,141	11,696	23,465	26,985
Net income	$35,696	$23,514	$94,295	$57,319

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2018	2017
Cash and due from banks	$149,641	$187,574
Interest-bearing deposits in other banks	140,529	243,528
Cash and cash equivalents	290,170	431,102
Certificates of deposit held in other banks	1,225	12,985
Securities available for sale, at fair value	760,995	763,002
Loans held for sale ($15,964 at fair value at September 30, 2018)	27,730	39,202
Loans, net	7,658,989	6,432,273
Premises and equipment, net	156,320	147,835
Other real estate owned	4,610	7,126
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	26,617	29,184
Bank-owned life insurance (BOLI)	128,679	113,170
Deferred tax asset	14,565	9,763
Goodwill	721,784	621,458
Core deposit intangible, net	46,533	43,244
Other assets	53,247	34,119
Total assets	$9,891,464	$8,684,463

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$2,235,377	$1,907,770
Interest-bearing	5,547,475	4,725,052
Total deposits	7,782,852	6,632,822
FHLB advances	345,000	530,667
Other borrowings	137,207	136,911
Junior subordinated debentures	27,803	27,654
Other liabilities	31,418	20,391
Total liabilities	8,324,280	7,348,445
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	305	283
Additional paid-in capital	1,313,981	1,151,990
Retained earnings	267,118	184,232
Accumulated other comprehensive loss	(14,220)	(487)
Total stockholders’ equity	1,567,184	1,336,018
Total liabilities and stockholders’ equity	$9,891,464	$8,684,463

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$7,667,237	$103,104	5.34%	$6,286,990	$79,325	5.01%
Taxable securities	628,873	3,840	2.42	576,770	2,539	1.75
Nontaxable securities	172,556	1,103	2.54	188,053	1,124	2.37
Interest-bearing deposits and other	218,104	1,242	2.26	461,092	1,684	1.45
Total interest-earning assets	8,686,770	$109,289	4.99	7,512,905	$84,672	4.47
Noninterest-earning assets	1,341,454			1,213,942
Total assets	$10,028,224			$8,726,847
Interest-bearing liabilities:
Checking accounts	$2,986,694	$7,380	0.98%	$2,864,775	$4,102	0.57%
Savings accounts	296,941	212	0.28	306,380	104	0.13
Money market accounts	1,069,013	5,226	1.94	619,051	1,459	0.94
Certificates of deposit	1,128,540	4,562	1.60	1,074,883	2,368	0.87
Total deposits	5,481,188	17,380	1.26	4,865,089	8,033	0.66
FHLB advances	587,537	3,121	2.11	541,129	1,749	1.28
Other borrowings and repurchase agreements	137,286	2,100	6.07	123,285	1,716	5.52
Junior subordinated debentures	27,786	420	6.00	27,587	317	4.56
Total interest-bearing liabilities	6,233,797	23,021	1.47	5,557,090	11,815	0.84
Noninterest-bearing checking accounts	2,206,612			1,863,971
Noninterest-bearing liabilities	33,313			33,836
Stockholders’ equity	1,554,502			1,271,950
Total liabilities and equity	$10,028,224			$8,726,847
Net interest income		$86,268			$72,857
Interest rate spread			3.53%			3.63%
Net interest margin (2)			3.94			3.85
Net interest income and margin (tax equivalent basis) (4)		$86,732	3.96		$73,148	3.86
Average interest earning assets to interest bearing liabilities			139.35			135.19
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) Yield and rates for the three month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the three months ended September 30, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$7,083,329	$277,993	5.25%	$5,701,324	$208,263	4.88%
Taxable securities	607,591	10,244	2.25	452,317	5,606	1.66
Nontaxable securities	181,614	3,475	2.56	144,132	2,657	2.46
Interest-bearing deposits and other	181,234	2,773	2.05	420,330	3,968	1.26
Total interest-earning assets	8,053,768	$294,485	4.89	6,718,103	$220,494	4.39
Noninterest-earning assets	1,240,761			990,811
Total assets	$9,294,529			$7,708,914
Interest-bearing liabilities:
Checking accounts	$2,962,162	$18,555	0.84%	$2,510,550	$8,828	0.47%
Savings accounts	287,176	462	0.22	255,602	267	0.14
Money market accounts	898,260	11,737	1.75	610,819	4,451	0.97
Certificates of deposit	966,769	9,252	1.28	1,025,997	6,497	0.85
Total deposits	5,114,367	40,006	1.05	4,402,968	20,043	0.61
FHLB advances	545,420	7,854	1.93	487,820	4,271	1.17
Other borrowings and repurchase agreements	137,641	6,299	6.12	118,331	5,137	5.80
Junior subordinated debentures	27,736	1,182	5.70	24,448	819	4.48
Total interest-bearing liabilities	5,825,164	55,341	1.27	5,033,567	30,270	0.80
Noninterest-bearing checking accounts	2,004,763			1,578,061
Noninterest-bearing liabilities	23,694			26,234
Stockholders’ equity	1,440,908			1,071,052
Total liabilities and equity	$9,294,529			$7,708,914
Net interest income		$239,144			$190,224
Interest rate spread			3.62%			3.59%
Net interest margin (2)			3.97			3.79
Net interest income and margin (tax equivalent basis) (4)		$240,477	3.99		$192,136	3.82
Average interest earning assets to interest bearing liabilities			138.26			133.47
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) Yield and rates for the nine month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the nine months ended September 30, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

Totals loans by category
	September 30, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,313,170	17.1%	$1,059,984	16.3%
Real estate:
Commercial real estate	3,996,384	51.7	3,369,892	51.7
Commercial construction, land and land development	920,823	11.9	744,868	11.5
Residential real estate (2)	1,038,479	13.4	931,495	14.3
Single-family interim construction	357,604	4.6	289,680	4.4
Agricultural	70,738	0.9	82,583	1.3
Consumer	34,648	0.4	34,639	0.5
Other	275	—	304	—
Total loans	7,732,121	100.0%	6,513,445	100.0%
Deferred loan fees	(3,236)		(2,568)
Allowance for loan losses	(42,166)		(39,402)
Total loans, net	$7,686,719		$6,471,475
(1) Includes mortgage warehouse purchase loans of $150,267 and $164,694 at September 30, 2018 and December 31, 2017, respectively.
(2) Includes loans held for sale at September 30, 2018 and December 31, 2017 of $27,730 and $39,202, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$86,268	$78,909	$73,967	$75,254	$72,857
Income recognized on acquired loans		(1,051)	(954)	(739)	(2,463)	(905)
Adjusted Net Interest Income	(b)	85,217	77,955	73,228	72,791	71,952
Provision Expense - Reported	(c)	1,525	2,730	2,695	1,897	1,873
Noninterest Income - Reported	(d)	12,749	10,133	9,455	13,579	12,130
Gain on sale of loans		—	—	—	—	(338)
(Gain) loss on sale of branch		—	—	—	(3,044)	127
Gain on sale of OREO and repossessed assets		(95)	(58)	(60)	(876)	—
Loss (gain) on sale of securities		115	10	224	(72)	—
(Gain) loss on sale of premises and equipment		(220)	89	8	6	21
Recoveries on loans charged off prior to acquisition		(230)	(336)	(287)	(65)	(994)
Adjusted Noninterest Income	(e)	12,319	9,838	9,340	9,528	10,946
Noninterest Expense - Reported	(f)	52,655	49,158	44,958	49,553	47,904
OREO impairment		—	—	(85)	(375)	(917)
IPO related stock grants		—	(11)	(125)	(128)	(128)
Acquisition Expense (4)		(2,594)	(4,296)	(974)	(6,509)	(3,013)
Adjusted Noninterest Expense	(g)	50,061	44,851	43,774	42,541	43,846
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$36,593	$32,239	$29,231	$25,313	$24,829

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.45%	1.41%	1.37%	1.15%	1.13%
Adjusted Return on Average Equity (2)		9.34%	9.12%	8.80%	7.64%	7.74%
Adjusted Return on Tangible Equity (2)		18.47%	17.94%	17.34%	15.46%	15.96%
Total Average Assets		$10,028,224	$9,164,915	$8,675,596	$8,702,597	$8,726,847
Total Average Stockholders' Equity		$1,554,502	$1,418,536	$1,347,401	$1,314,955	$1,271,950
Total Average Tangible Stockholders' Equity (3)		$786,126	$720,653	$683,525	$649,541	$617,115

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,519	$1,393	$1,331	$1,328	$1,409
Reported Efficiency Ratio	(f - h) / (a + d)	51.64%	53.64%	52.30%	54.29%	54.71%
Adjusted Efficiency Ratio	(g - h) / (b + e)	49.77%	49.50%	51.40%	50.06%	51.19%
(1) Assumes an effective tax rate of 20.4%, 19.8%, 19.0%, 33.2% and 33.2% for the quarters ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively. The quarters ended September 30, 2018 and June 30, 2018 exclude $11 thousand and $152 thousand of nondeductible acquisition expense, respectively, and the quarter ended December 31, 2017 excludes $5,528 thousand charge to remeasure deferred taxes as a result of the enactment of the TCJA and $259 thousand of nondeductible tax expense.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $912 thousand, $852 thousand, $429 thousand, $1,858 thousand and $585 thousand, of compensation and bonus expenses in addition to $1,682 thousand, $3,444 thousand, $545 thousand, $4,651 thousand and $2,428 thousand of merger-related expenses for the quarters ended September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2018 and December 31, 2017
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	September 30,	December 31,
	2018	2017
Tangible Common Equity
Total common stockholders' equity	$1,567,184	$1,336,018
Adjustments:
Goodwill	(721,784)	(621,458)
Core deposit intangibles, net	(46,533)	(43,244)
Tangible common equity	$798,867	$671,316

Tangible Assets
Total assets	$9,891,464	$8,684,463
Adjustments:
Goodwill	$(721,784)	$(621,458)
Core deposit intangibles	$(46,533)	$(43,244)
Tangible assets	$9,123,147	$8,019,761
Common shares outstanding	30,477,648	28,254,893
Tangible common equity to tangible assets	8.76%	8.37%
Book value per common share	$51.42	$47.28
Tangible book value per common share	26.21	23.76